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                                                                   Exhibit 23.02


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this amended Registration Statement on Form S-4 of our report dated March 2, 2000, appearing in the Prospectus related to the consolidated financial statements of Port Arthur Coker Company L.P. and Subsidiary, which is part of this amended Registration Statement.

We also consent to the use of our report dated February 6, 1999 (July 8, 1999 as to the discontinued operations described in Note 3) relating to the consolidated financial statements of Clark Refining & Marketing, Inc. and Subsidiaries, appearing in Annex A to the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
St. Louis, Missouri

March 2, 2000